SUPPLEMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT


                                 March 12, 1997


Panorama Trust
One Exchange Place
Boston, Massachusetts  02109

         Panorama Trust, a Massachusetts business trust (the "Trust"), hereby supplements its Transfer Agency and Services Agreement dated October 3, 1995 (the "Transfer Agency Agreement") with First Data Investor Services Group, Inc., a Massachusetts corporation (the "Transfer Agent"), to provide the services as described under the Transfer Agency Agreement for Pictet Eastern European Fund (the "New Fund"). Exhibit I to the Transfer Agency Agreement is revised in the form attached hereto.

         Fees to be paid by the Company to the Transfer Agent with respect to the New Fund will be made in accordance with the Letter Fee Agreement dated October 3, 1995, among the Trust, First Data Distributors, Inc. and the Transfer Agent. Such Letter Fee Agreement is included as an exhibit to the Transfer Agency Agreement.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Supplement by signing and returning the enclosed copy of this Supplement.

                                                 Very truly yours,


                                                      PANORAMA TRUST


                                                  By:
                                                      Authorized Signature

Accepted and Agreed to:

FIRST DATA INVESTOR SERVICES GROUP, INC.


By:
         Authorized Signature



                                    Exhibit 1

                   LIST OF PORTFOLIOS AND CLASSES (as revised)


Pictet  Global  Emerging   Markets  Fund  (with  one  class  of  shares)  Pictet
International Small Companies Fund (with one class of shares) Pictet Eastern European Fund (with one class of shares)